Exhibit 10.2

A-Z CONSULTING, INC.
“Catch the Vision……..”

February 2, 2005

PERSONAL AND CONFIDENTIAL

Computer Access International, Inc.
305 Roosevelt Road
E. Rochester, NY 14445
Attn: Dan Slocum, President & CEO

Dear Mr. Slocum:

This letter agreement ("Agreement") confirms the terms and conditions of the engagement of A-Z Consulting, Inc. ("AZC") by Computer Access International, Inc. (the "Company") to render certain professional services to the Company:

1. Services. AZC agrees to perform the following services:

(a)

(b)	Assist with the preparation of Form D, Board resolutions, subscription agreements and investor questionnaires pursuant to a private exempt offering under Regulation D;

(c)	Assist with state filings in connection with proposed offering;

(d)	Obtain CUSIP number for issuer;

(e)	Assist the Company in preparing its disclosures pursuant to NASD and National Quotation Bureau requirements;

(f)	Assist with general corporate consulting through the term as discussed below;

(g)	Assist in corporate cleanup work, including new board resolutions, officer appointments and corporate tax matters.

2. Fees. The Company agrees to pay AZC for its services 2% of the outstanding common shares of the Company, which represents approximately 400,000 shares.

Non-Dilution. In addition, the Company acknowledges the current ongoing corporate restructuring and agrees that AZC will maintain the 2% level of ownership should additional shares be issued at anytime during the six months following the date of signing this agreement.

Regulation D. If applicable, the Company agrees to issue the shares due in connection with this agreement in any open Regulation D offering.

3. Term. The term of this Agreement shall commence on February 2, 2005 and end 90 days from this time. This agreement may be terminated by the Company with 30 days prior written notice to AZC. If the Company terminates this Agreement prior to the expiration of the Term, the Company shall pay to AZC all reasonable expenses incurred, in accordance with Paragraph 5 hereof. Any obligation pursuant to this Paragraph 3, and pursuant to Paragraphs 2, 4, 5, 6 and 8 hereof, shall survive the termination or expiration of this Agreement.

4. Expenses. The Company agrees to reimburse AZC for all of its reasonable out-of-pocket fees, expenses and costs (including, but not limited to, legal, accounting, travel, accommodations, telephone, translation, computer, courier and supplies) in connection with the performance of its services under this Agreement, upon prior written approval. All such fees, expenses and costs will be billed at any time by AZC and are payable by the Company when invoiced. Upon expiration of the Agreement any unreimbursed fees and expenses will be immediately due and payable.

5. Indemnification. In addition to the payment of fees and reimbursement of fees and expenses provided for above, the Company agrees to indemnify AZC and its affiliates with regard to the matters contemplated herein, as set forth in Exhibit A, attached hereto, which is incorporated by reference as if fully set forth herein.

6. Matters Relating to Engagement. The Company acknowledges that AZC has been retained solely to provide the services set forth in this Agreement. In rendering such services, AZC shall act as an independent contractor, and any duties of AZC arising out of its engagement hereunder shall be owed solely to the Company. The Company further acknowledges that AZC may perform certain of the services described herein through one or more of its affiliates.

The Company acknowledges that AZC is a consulting firm that is engaged in providing financial advisory services. The Company acknowledges and agrees that in connection with the performance of AZC's services hereunder (or any other services) that neither AZC nor any of its employees will be providing the Company with legal, tax or accounting advice or guidance (and no advice or guidance provided by AZC or its employees to the Company should be construed as such) and that neither AZC nor its employees hold itself or themselves out to be advisors as to legal, tax, accounting or regulatory matters in any jurisdiction. The attorneys and accountants that work for AZC are exclusively for AZC's benefit. The Company shall consult with its own legal, tax, accounting and other advisors concerning all matters and advice rendered by AZC to the Company and the Company shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the advice and guidance given by AZC to the Company and the transactions contemplated by this Agreement. Neither AZC nor its employees shall have any responsibility or liability whatsoever to the Company or its affiliates with respect thereto.

The Company recognizes and confirms that in performing its duties pursuant to this Agreement, AZC will be using and relying on data, material, and other information (the "Information") furnished by the Company or their respective employees and representatives. The Company will cooperate with AZC and will furnish AZC with all Information concerning the Company and any Transaction, Alternate Transaction or Financing which AZC deems appropriate and will provide AZC with access to the Company's officers, directors, employees, independent accountants and legal counsel for the purpose of performing AZC's obligations pursuant to this Agreement. The Company hereby agrees and represents that all Information furnished to AZC pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that, if the Information becomes materially inaccurate, incomplete or misleading during the term of AZC's engagement hereunder, the Company shall promptly advise AZC in writing. Accordingly, AZC assumes no responsibility for the accuracy and completeness of the Information. In rendering its services, AZC will be using and relying upon the Information without independent verification evaluation thereof.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the conflict of laws provisions thereof.

8. No Brokers. The Company represents and warrants to AZC that there are no brokers, representatives or other persons which have an interest in compensation due to AZC from any services contemplated herein.

9. Authorization. The Company and AZC represent and warrant that each has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.

10. Miscellaneous. This Agreement constitutes the entire understanding and agreement between the Company and AZC with respect to the subject matter hereof and supersedes all prior understanding or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by both parties. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and insure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. This Agreement may be executed in any number of counterparts, each of which, shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in anyway the meaning or interpretation of this Agreement.

Please confirm that the foregoing correctly sets forth our agreement by signing below in the space provided and returning this Agreement to AZC for execution, which shall constitute a binding agreement as of the date first above written.

Thank you. We look forward to a mutually rewarding relationship.

A-Z CONSULTING, INC.    COMPUTER ACCESS INTERNATIONAL, INC.

/s/ R. Chris Cottone                                             /s/ Dan Slocum
Name:  R. Chris Cottone                                     Name: Dan Slocum
Title:  Vice-President                                          Title: President & CEO

Date: February 2, 2005                                        Date: February 2, 2005

EXHIBIT A: INDEMNIFICATION

The Company agrees to indemnify AZC, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including AZC is referred to as "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such Indemnified Party, in connection with providing its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to liability or loss (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act or failure to act, or (iii) arising out of AZC's engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that the Company will not be liable to the Indemnified Party hereunder to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If for any reason, other than a final non-appealable judgment finding an Indemnified Party liable for Damages for its gross negligence or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and the Indemnified Party on the other, but also the relative fault of the Company and the Indemnified Party as well as any relevant equitable considerations.

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will notify the Company in writing of the receipt or commencement thereof and the Company shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel), provided that the Indemnified Party shall have the right to control its defense if, in the opinion of its counsel, the Indemnified Party's defense is unique or separate to it as the case may be, as opposed to a defense pertaining to the Company. In any event, the Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Company, at the Company's sole expense, to represent it in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Company and the Company's counsel in the defense of such claim or action. In the event that the Company does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel to defend such claim or action. Any obligation pursuant to this Annex shall survive the termination or expiration of the Agreement.